PROSPECTUS SUPPLEMENT                           Filed pursuant to Rule 424(b)(3)
(TO PROSPECTUS, DATED JANUARY 30, 2003)               Registration No. 333-90632


                                   FOAMEX L.P.
                           FOAMEX CAPITAL CORPORATION

                    Exchange Offer for $300,000,000 of their
                      10 3/4% Senior Secured Notes due 2009

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         This prospectus supplement amends the terms of the exchange offer contained in the prospectus, dated January 30, 2003. If the information in this prospectus supplement is inconsistent with the prospectus, this prospectus supplement will apply and will supercede the information in the prospectus. Defined terms used in this prospectus supplement and not otherwise defined shall have the meanings assigned to them in the prospectus.

         The expiration date of the exchange offer is extended to 5:00 p.m., New York City time, on March 7, 2003, unless further extended. All references to the expiration date of the exchange offer contained in the prospectus are hereby amended accordingly. All other terms of the exchange offer remain in effect as set forth in the prospectus. As of the close of business on March 4, 2003, Foamex L.P. and Foamex Capital Corporation had received tenders pursuant to the exchange offer for approximately $298,493,000 of their 10 3/4% Senior Secured Notes due 2009.



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             The date of this prospectus supplement is March 5, 2003

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